Exhibit 99
Wendy’s International, Inc. announces 2007 first-quarter results
Total EBITDA from continuing operations increased 85.0% to $57.0 million; EBITDA margins from continuing operations increased 440 basis points
Company-operated restaurant EBITDA margins increased 260 basis points to 8.6%
Company reiterates annual guidance of $330 to $340 million in EBITDA and $1.26 to $1.32 in earnings per share for 2007
Company announces formation of special committee of independent Directors to review strategic options to enhance shareholder value
     DUBLIN, Ohio (April 25, 2007) – Wendy’s International, Inc. (NYSE: WEN) today announced its financial results for the first quarter 2007.
     The Company completed its spinoff of Tim Hortons® in the third quarter of 2006 and completed the sale of Baja Fresh® Mexican Grill during the fourth quarter of 2006. During the fourth quarter of 2006, the Company also approved the prospective sale of Cafe Express. Accordingly, the after-tax operating results of Tim Hortons, Baja Fresh and Cafe Express now appear in the “Discontinued Operations” line on the income statement.
First-quarter highlights
•	Total revenues were $590.2 million in the first quarter of 2007, up 2.0% compared to $578.7 million in the first quarter of 2006.
•	The Company and its franchisees opened a total of 11 new Wendy’s® restaurants during the quarter. The openings consisted of three company-operated restaurants and eight franchise restaurants. Due to closings of underperforming restaurants, the total number of systemwide Wendy’s restaurants at the end of the first quarter in 2007 was lower at 6,658, compared to 6,673 at year-end 2006 and 6,745 at the end of the first quarter in 2006.
•	Same-store sales were up 3.8% for U.S. company-operated restaurants and 3.7% for U.S. franchise restaurants.
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was $57.0 million in the first quarter of 2007, up 85.0% compared to $30.8 million in the first quarter of 2006. Company EBITDA margins from continuing operations increased 440 basis points compared to one year ago. Company EBITDA margins from continuing operations consist of operating income plus depreciation and amortization divided by revenue. (See “Disclosure regarding non-GAAP financial measures” below).
•	Reported company-operated restaurant EBITDA margins were 8.6% in the first quarter of 2007, compared to 6.0% one year ago. Company-operated restaurant EBITDA margins consist of sales from company-operated restaurants minus cost of sales from company-operated restaurants minus company restaurant operating costs divided by sales from company-operated restaurants. As a result of its 2006 spinoff of Tim Hortons, the Company, in accordance with generally accepted accounting principles (GAAP), now accounts for its 50% share of the joint venture with Tim Hortons under the equity method of accounting, rather than consolidating the results of the joint venture in the Company’s financial statements. Without this change, company-operated restaurant EBITDA margins would have been 8.9% during the first quarter of 2007.
     Pretax income from continuing operations was $21.8 million in the first quarter of 2007, compared to a pretax loss from continuing operations of $7.6 million in the first quarter of 2006. The Company reported income from continuing operations of $14.5 million and $0.15 per share in the first quarter of 2007, compared to a loss from continuing operations of $5.9 million and $0.05 per share in the first quarter of 2006.
     “We produced significant improvement in the first quarter as we executed our strategic plan,” said Chief Executive Officer and President Kerrii Anderson. “We continue to revitalize the Wendy’s brand, improve operations and focus on driving sales and profits. Our goal is to build on the 10 consecutive months of positive same-store sales we have produced with innovative new product introductions and effective menu management.”
First-quarter promotional calendar
     In January, Wendy’s promoted its new Deluxe Value Meals, featuring a sandwich, small order of fries and a 20-ounce cold drink at a suggested price of $2.99. In February, Wendy’s offered several limited-time sandwiches including the bacon mushroom melt cheeseburger, Mozzarella Lovers’ Bacon Cheeseburger®, bacon Swiss chicken sandwich and bacon Swiss cheeseburger. In March, Wendy’s turned up the heat with its new 4-Alarm Spicy Chicken sandwich.
     “The positive impact from new product introductions such as our Deluxe Value Meals and the Three-Tier Combos, as part of our menu management strategy, helped improve our results compared to last year,” Anderson said. “We also made progress executing many other elements of our strategic plan that we anticipate will benefit future quarters.”
First-quarter results
     The Company’s first-quarter 2007 reported results from continuing operations include the impact of:
•	Sales – $522.9 million in the first quarter of 2007, compared to $513.4 million in the first quarter of 2006. The year-over-year increase is due primarily to higher same-store sales in U.S. restaurants compared to negative same-store sales a year ago.
•	Franchise revenues – $67.2 million in the first quarter of 2007, compared to $65.2 million in the first quarter of 2006. The year-over-year increase is due primarily to higher same-store sales compared to negative same-store sales a year ago.
•	Cost of sales – $324.1 million in the first quarter of 2007, compared to $329.7 million in the first quarter of 2006, a 2.2% improvement as a percentage of sales. The year-over-year improvement is due to positive same-store sales, lower commodity costs, particularly beef, as well as a favorable change in product mix toward higher-margin products and better food cost management.
•	Company restaurant operating costs – $152.4 million, or 29.1% of sales, in the first quarter of 2007, compared to $149.9 million, or 29.2% of sales, in the first quarter of 2006. The year-over-year improvement is due primarily to leverage from positive same-store sales, partially offset by some cost increases. The previously mentioned change in accounting for the joint venture with Tim Hortons resulted in a 0.2% increase in company restaurant operating costs during the first quarter of 2007.
•	Operating costs – $3.9 million in the first quarter of 2007, compared to $19.8 million in the first quarter of 2006. The year-over-year improvement is due primarily to $15 million in incremental pretax advertising expense for Wendy’s in the first quarter of 2006 that did not recur in 2007.
•	General and administrative expense – $50.8 million, or 8.6% of revenue, in the first quarter of 2007, compared to $55.3 million, or 9.6% of revenue, in the first quarter of 2006.

The year-over-year improvement is due primarily to lower salaries and benefits as a result of the elimination of 355 full-time positions in 2006, in addition to reduced consulting and professional services expenses. Partly offsetting these reductions were higher stock compensation expense and a higher accrual for performance-based incentive payments, as the Company expects to pay bonuses commensurate with improved operating results in 2007.
•	Other (income) expense – $2.3 million of expense in the first quarter of 2007, compared to $6.6 million of income in the first quarter of 2006. The year-over-year change is due primarily to approximately $3 million in incremental store closure charges in the first quarter of 2007 and the absence of approximately $4 million in asset gains on the sale of Wendy’s properties in the first quarter of 2006 that did not recur in the first quarter of 2007.
•	Interest – $6.8 million of net interest expense in the first quarter of 2007, compared to $7.0 million of net interest expense in the first quarter of 2006.
•	Taxes – The Company’s effective tax rate was 33.5% in the first quarter of 2007. Taxes benefited EPS in 2006, as the Company reported a net loss.
•	Shares outstanding – A lower share count (95.7 million average shares in the first quarter of 2007 compared to 114.7 million average shares in the first quarter of 2006).
•	Joint venture with Tim Hortons – The previously mentioned change in accounting for the Company’s joint venture with Tim Hortons resulted in an overall reduction to first-quarter 2007 operating income of $1.8 million compared to the first quarter 2006.
Company announces formation of special committee of independent Directors to review strategic options to enhance shareholder value
     The Company announced today that its Board of Directors, acting unanimously, has formed a special committee of independent directors to investigate all strategic options for Wendy’s.
     These options, among other things, may include revisions to the Company’s strategic plan, changes to its capital structure, a possible sale, merger or other business combination. The committee will be led by Chairman of the Board James V. Pickett.
     “The Company has made progress executing its strategic plan,” said Pickett. “The Board’s formation of the special committee is a positive step in Wendy’s continuing efforts to further enhance value for its shareholders, franchisees and other stakeholders.”
     The Company does not intend to provide periodic updates regarding the special committee’s actions, but will report specific developments as circumstances warrant. There is no assurance that the process will result in any changes to the Company’s current plans. Certain strategic alternatives could affect the Company’s earnings guidance.
     “There is no specific timeframe to complete the review and there are no constraints on options to be explored by the committee,” said Pickett. “A number of stakeholders have offered suggestions about strategies to improve performance and create additional value. The special committee will review strategic options while management continues to focus on executing Wendy’s current strategic plan to revitalize the brand and improve results at every restaurant in the system.”
Company repurchased 9.0 million shares in the first quarter
     During the quarter, the Company announced the conclusion of its accelerated share repurchase (ASR) transaction. The Company repurchased 9.0 million shares in the transaction at an initial purchase price of $31.33 per share. The repurchased shares in the ASR are subject to a future contingent-purchase price adjustment expected to be settled in the second or third quarter of 2007.
     Including all repurchase activity to date, 4.0 million shares currently remain under the Board of Directors’ authorization, which is also the amount remaining under the Internal Revenue Service ruling related to the tax-free spin-off of Tim Hortons in September 2006.
Management reiterates 2007 EPS guidance of $1.26 to $1.32
     As previously stated on March 20, management expects its 2007 full-year EPS to be in a range of $1.26 to $1.32. The Company also confirmed that its 2007 full-year guidance for EBITDA remains unchanged at $330 million to $340 million. As noted above, certain strategic initiatives could affect guidance.
     The Company expects rising commodity prices, driven by demand for ethanol, will result in higher-than-expected food costs for the balance of the year, specifically, produce and chicken.
     “We are working on many initiatives to offset rising costs, as we focus on improving margins at every restaurant in the Wendy’s system,” Anderson said. “We are confident our initiatives to drive sales, reduce store-level management labor and improve service times will result in profit growth in the second half.”
Board approves 117th consecutive dividend
     The Board of Directors approved a quarterly dividend of 12.5 cents per share, payable May 21 to shareholders of record as of May 7. The dividend payment will represent the Company’s 117th consecutive dividend.
Company plans annual meeting and first-quarter conference call
     The Company’s Annual Meeting of Shareholders is set for 9:00 a.m. ET tomorrow, April 26, 2007. The meeting will be held at the Company’s corporate office in Dublin, Ohio, and will be webcast on www.wendys-invest.com.

     The Company will hold a conference call and webcast to discuss the Company’s first quarter results at 1 p.m. ET tomorrow. The dial-in number is (877) 572-6014 (U.S. and Canada) or (706) 679-4852 (International).
     A simultaneous webcast of the conference call will also be available at www.wendys-invest.com. The call will also be archived at that site.
Disclosure regarding non-GAAP financial measures
EBITDA is used by management as a performance measure for benchmarking against its peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under GAAP.
The following is a reconciliation of 2007 estimated operating income to 2007 estimated EBITDA:

2007 estimated operating income:	$215 million to $225 million
2007 estimated depreciation and amortization:	$115 million

2007 estimated EBITDA:	$330 million to $340 million
The following is a reconciliation of 2007 first-quarter operating income to 2007 first-quarter EBITDA:

2007 1Q operating income:	$28.6 million
2007 1Q depreciation and amortization:	$28.4 million

2007 1Q EBITDA:	$57.0 million
The following is a reconciliation of 2006 first-quarter operating loss to 2006 first-quarter EBITDA:

2006 1Q operating loss:	($0.6 million)
2006 1Q depreciation and amortization:	$31.4 million

2006 1Q EBITDA:	$30.8 million
Wendy’s International, Inc. overview
Wendy’s International, Inc. is one of the world’s largest and most successful restaurant operating and franchising companies. More information about the Company is available at www.wendys-invest.com.
INVESTOR CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar: (614) 764-3547 or david_poplar@wendys.com
MEDIA CONTACT:
Denny Lynch: (614) 764-3553 or denny_lynch@wendys.com

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	First Quarter Ended
	4/1/2007	4/2/2006	$ Change	% Change
REVENUES
Sales	$522,944	$513,435	$9,509	1.9%
Franchise revenues	67,220	65,243	1,977	3.0%

TOTAL REVENUES	590,164	578,678	11,486	2.0%

COSTS & EXPENSES
Cost of sales	324,061	329,724	(5,663)	-1.7%
Company restaurant operating costs	152,388	149,917	2,471	1.6%
Operating costs	3,935	19,811	(15,876)	-80.1%
Depreciation of property & equipment	28,052	31,109	(3,057)	-9.8%
General & administrative expenses	50,822	55,297	(4,475)	-8.1%
Other expense (income), net	2,349	(6,602)	8,951	n/m

TOTAL COSTS & EXPENSES	561,607	579,256	(17,649)	-3.0%

OPERATING INCOME (LOSS)	28,557	(578)	29,135	n/m

Interest expense	(12,207)	(9,033)	(3,174)	-35.1%
Interest income	5,416	2,033	3,383	-166.4%

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	21,766	(7,578)	29,344	n/m

INCOME TAXES	7,285	(1,681)	8,966	n/m

INCOME (LOSS) from continuing operations	$14,481	(5,897)	$20,378	n/m

INCOME from discontinued operations	$206	$57,129	(56,923)	-99.6%

NET INCOME	$14,687	$51,232	($36,545)	-71.3%

Diluted earnings (loss) per common share from continuing operations	$0.15	($0.05)	$0.20	n/m

Diluted earnings per common share from discontinued operations	$0.00	$0.50	($0.50)	-100.0%

Total diluted earnings per common share	$0.15	$0.45	($0.30)	-66.7%

Diluted shares	95,706	114,722	(19,016)	-16.6%

n/m — not meaningful
Note: Due to the first quarter 2006 loss from continuing operations, basic shares are used for earnings per share calculations.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 1,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$196,149	$457,614
Accounts receivable, net	74,265	84,841
Deferred income taxes	25,167	29,651
Inventories and other	28,848	30,252
Advertising fund restricted assets	53,006	36,207
Assets held for disposition	12,034	15,455
Current assets of discontinued operations	3,879	2,712

	393,348	656,732

Property and equipment	2,039,836	2,024,715
Accumulated depreciation	(814,888)	(798,387)

	1,224,948	1,226,328

Goodwill	85,384	85,353

Deferred income taxes	4,552	4,316

Intangible assets, net	3,454	3,855

Other assets	86,178	82,738

Non current assets of discontinued operations	1,075	1,025

	$1,798,939	$2,060,347

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 1,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$82,743	$93,465
Accrued expenses:
Salaries and wages	31,378	47,329
Taxes	24,198	46,138
Insurance	58,232	57,353
Other	55,380	32,199
Advertising fund restricted liabilities	53,006	28,568
Current portion of long-term obligations	89,206	87,396
Current liabilities of discontinued operations	1,590	2,218

	395,733	394,666

Long-term obligations
Term debt	521,296	537,139
Capital leases	19,017	18,963

	540,313	556,102

Deferred income taxes	30,123	30,220
Other long-term liabilities	87,746	66,163
Non current liabilities of discontinued operations	1,445	1,519

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share,
Authorized: 200,000,000 shares,
Issued: 129,730,000 and 129,548,000 shares, respectively	12,973	12,955
Capital in excess of stated value	1,095,963	1,089,825
Retained earnings	1,247,955	1,241,489
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	10,146	9,100
Pension liability	(21,776)	(22,546)

	2,345,261	2,330,823

Treasury stock, at cost:
42,844,000 and 33,844,000 shares, respectively	(1,601,682)	(1,319,146)

	743,579	1,011,677

	$1,798,939	$2,060,347

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	April 1, 2007	April 1, 2006	From Prior Quarter	December 31, 2006	From Prior Year
Wendy’s
U.S.
Company	1,308	1,313	(5)	1,317	(9)
Franchise	4,641	4,704	(63)	4,638	3

	5,949	6,017	(68)	5,955	(6)
Canada
Company	145	150	(5)	146	(1)
Franchise	231	230	1	231	0

	376	380	(4)	377	(1)
Other International
Company	2	5	(3)	2	0
Franchise	331	343	(12)	339	(8)

	333	348	(15)	341	(8)
Total Wendy’s
Company	1,455	1,468	(13)	1,465	(10)
Franchise	5,203	5,277	(74)	5,208	(5)

	6,658	6,745	(87)	6,673	(15)

WENDY’S INTERNATIONAL, INC. Income Statement Definitions

Sales	Includes sales from company operated restaurants. Also included are sales of kids’ meal toys and the sales to franchisees from Wendy’s bun baking facilities.

Franchise Revenues	Consists primarily of royalties, rental income, gains from the sales of properties to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of kids’ meal toys and cost of goods sold to franchisees from Wendy’s bun baking facilities.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees and costs to operate and maintain Wendy’s bun baking facilities.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures, other asset write-offs, restructuring costs and sales of properties to non-franchisees.

Income from Discontinued Operations	Reflects net income from Tim Hortons Inc., Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.
Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.
International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.
Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.